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                                                                    EXHIBIT 99.1



                                           CONTACTS:    MEDIA INQUIRIES
                                                        Lin M. Cummins
                                                        248/435-7112
                                                        cumminlc@meritorauto.com

                                                        INVESTOR INQUIRIES
                                                        Paul Ryder
                                                        248/435-4702
                                                        ryderpr@meritorauto.com


               ARVIN AND MERITOR TO MERGE CREATING A $7.5 BILLION
                       LEADING GLOBAL AUTOMOTIVE SUPPLIER

TROY, MICH., and COLUMBUS, IND. (April 6, 2000) - Meritor Automotive, Inc. (NYSE:MRA) and Arvin Industries, Inc. (NYSE:ARV) announced today that the two companies have entered into a definitive agreement to combine their businesses in a strategic merger of equals. The transaction will create a premier global supplier of a broad range of integrated systems, modules and components for light vehicle, commercial truck, trailer and specialty original equipment manufacturers (OEMs) and related aftermarkets.

      The new company, to be called ArvinMeritor, Inc., will have combined revenues of $7.5 billion. It will be incorporated in Indiana and will have its corporate headquarters in Troy, Mich. All its operating units will remain at their current locations. The merger brings together two strong companies, which by combining their financial and strategic strengths, complementary products and businesses, technology and brand leadership, world-class operations, management talent, and dedicated workforces, will strengthen their ability to better serve their customers, add value for shareholders, and take advantage of global market opportunities.

      The combined product portfolio and technological expertise of the two companies will support their goal of becoming a global provider of integrated solutions for light and heavy vehicle undercarriage, drivetrain, exhaust and aperture modules, and systems. The combination will also expand their light and heavy vehicle systems product range and strengthen their presence in the worldwide motor vehicle aftermarket.

      Under the terms of the agreement, which has been approved by both boards of directors, Arvin shareholders will receive 1.00 share of ArvinMeritor common stock plus $2.00 of cash consideration for

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each share of Arvin common stock. Meritor shareholders will receive 0.75 shares of ArvinMeritor common stock for each share of Meritor common stock. Meritor shareholders will own approximately 65.8 percent and Arvin shareholders will own approximately 34.2 percent of the combined company's shares.

      ArvinMeritor expects to pay a quarterly cash dividend of $.22 per share which is consistent with the current Arvin policy and reflects an increase to the current Meritor policy. Except for cash received, the transaction will be tax free to the shareholders of both companies, and the transaction will be accounted for using the purchase method. The new company's fiscal year will end September 30.

      Larry Yost, 62, chairman and CEO of Meritor, will be the new company's chairman and CEO, and Bill Hunt, 55, chairman and CEO of Arvin, will serve as the new company's vice chairman and president. Together, they will comprise the Office of the Chairman, which will directly oversee the company's corporate staff functions, as well as the operations of its six business groups, which include heavy vehicle systems, light vehicle systems, exhaust systems, light vehicle aftermarket, heavy vehicle aftermarket and coil coating.

      The board of directors of the new company will be comprised of nine members from the current Meritor board and nine members from the current Arvin board, plus one new independent director agreed upon by the parties. The respective boards have a plan pursuant to which Bill Hunt will succeed Larry Yost as chairman and CEO upon Yost's retirement from these positions.

      "The new company represents a perfect fit between two outstanding enterprises and management teams," said Larry Yost, chairman and CEO of Meritor. "Each enterprise has an excellent track record of growing earnings and major accomplishments over the past few years. This merger of equals allows all shareholders to benefit from the opportunities created by sharing Arvin's and Meritor's strong leadership teams and operational best practices. This type of transaction enables us to not only preserve the current strengths of both companies, but also to leverage those complementary strengths to our advantage, as we strive to improve shareholder value and provide superior products and better service to our customers in the future."

      Bill Hunt, chairman and CEO of Arvin said, "We share a common vision and culture, and there are many similarities in the way we have individually driven our businesses in the pursuit of continuous improvement and greater shareholder value. We are confident that together -- on a combined platform of total annual revenues of $7.5 billion and operating cash flow of more than $400 million -- we will deliver outstanding value to our shareholders, customers, employees and the communities in which we operate. We will achieve our objectives through accelerated top-line growth

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derived from product innovation, a focus on customer service, and the quick realization of sales and cost-reduction synergies. Larry and I will be working together to ensure that we realize the huge potential of our combined businesses.

      "We have established aggressive financial goals for ArvinMeritor, and are confident in our ability to meet them," Hunt continued. "Our long-term financial goals are to grow sales organically by 10 percent and earnings per share by 15 to 18 percent annually. We also are committed to managing ArvinMeritor as a strong investment grade company, with an intense emphasis on cash. We expect the merger to be accretive to net income in the first year with aggregate pre-tax cost savings of approximately $50 million in fiscal 2001 and $100 million by fiscal 2003."

      Yost said, "As soon as all required approvals have been received and the transaction closes, the new company's combined workforce of 36,500 -- in 25 countries and 121 manufacturing locations -- will begin to collectively solidify outstanding customer relationships. We will continue to support our customers globally, with differentiated products and services, innovative solutions and leading-edge technologies.

      "Both companies have proven track records of successfully integrating acquisitions," Yost said. "To build on these positive experiences, we have established a joint team to plan and execute the post closing integration of our two companies. The team will meet weekly with the Office of the Chairman to review the progress of the integration, which we expect will be complete within a year after closing. The integration team will focus on adopting best practices from each company, such as the Arvin Total Quality Production System (ATQPS) and Meritor's strategic envisioning process and lean manufacturing initiatives. This will ensure success in achieving synergies, resulting margin expansion and continuous improvement of every process within ArvinMeritor."

      The merger is subject to shareholder and regulatory approvals.

      In addition to Bill Hunt and Larry Yost, other corporate officers of ArvinMeritor will be:

Staff Functions:

-     Vernon G. Baker II, senior vice president, general counsel and secretary

-     Larry D. Blair, senior vice president, administration

-     Gary L. Collins, senior vice president, human resources

-     Lin M. Cummins, senior vice president, communications

- Juan L. De La Riva, senior vice president, corporate development and strategy

-     Thomas A. Madden, senior vice president and chief financial officer

-     William M. Lowe, vice president and controller

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-     A. R. Sales, vice president and treasurer

-     Diane M. Stelfox, vice president, corporate development

Operating Groups:

- William K. Daniel, senior vice president and president, Light Vehicle Systems, Aftermarket Products

-     Donald E. Ebert, senior vice president and president, Roll Coater, Inc.

- Thomas A. Gosnell, senior vice president and president, Heavy Vehicle Systems Aftermarket Products

- Prakash R. Mulchandani, senior vice president and president, Heavy Vehicle Systems

-     Terry E. O'Rourke, senior vice president and president, Light Vehicle
      Systems

-     Carl C. Soderstrom, senior vice president, Engineering, Quality and
      Procurement

-     Wesley B. Vance, senior vice president and president, Exhaust Systems

      In connection with the transaction, each company granted the other an option on up to 19.9% of its outstanding shares exercisable in certain circumstances.

      Warburg Dillon Read and Merrill Lynch Pierce Fenner & Smith, Inc. have acted as primary financial advisors and have issued fairness opinions to Meritor and Arvin, respectively, in connection with this merger. In addition, Bear Stearns and Lehman Brothers have acted as financial co-advisors to Meritor and Arvin, respectively.

      Meritor, with 1999 sales of $4.5 billion, is a global supplier of a broad range of components and systems for commercial, specialty and light vehicle OEMs and the aftermarket. Meritor consists of two businesses: Heavy Vehicle Systems, a leading supplier of complete drivetrain systems and components for medium- and heavy-duty trucks, trailers, and off-highway equipment and specialty vehicles, including military, bus and coach, and fire and rescue; and Light Vehicle Systems, a major supplier of roof, door, automotive body, access control and suspension systems, and wheel products for passenger cars, light trucks and sport utility vehicles. Meritor World Wide Web Site Address: www.meritorauto.com

      Arvin Industries, Inc., with 1999 sales of $3.1 billion, is a global manufacturer of automotive components with more than 60 manufacturing facilities and six technical centers located in 22 countries. Arvin is a leading manufacturer of automotive exhaust systems; ride control products; air, oil and fuel filters; and gas-charged lift supports. Their products are sold under various trademarks including Arvin, Maremont, Timax, ANSA and ROSI exhaust systems; Gabriel and

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RydeFX shock absorbers; Purolator filters; and StrongArm gas-charged lift supports. Arvin Industries World Web Site Address: www.arvin.com

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      This news release contains "forward-looking statements" as defined in the
Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to those detailed from time to time in Meritor's and Arvin's Securities and Exchange Commission filings. Such risks and uncertainties also include: materially adverse changes in economic conditions in the markets in which the companies operate; costs related to the merger; substantial delay in the expected closing of the merger; and the risk that Meritor's and Arvin's businesses will not be integrated successfully.

      Meritor and Arvin plan to file a joint proxy statement/prospectus and other relevant documents concerning the merger with the Securities and Exchange Commission (the "Commission"). WE URGE INVESTORS AND SECURITYHOLDERS TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE COMMISSION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and securityholders will be able to obtain free copies of these documents at the Commission's website at www.sec.gov. In addition, documents filed with the Commission by Meritor will be available free of charge from Meritor (at Meritor's website at www.meritorauto.com) or by contacting Bonnie Wilkinson, Meritor Automotive, Inc., 2135 W. Maple Road, Troy, Mich. 48084; telephone (248) 435-0762. Documents filed with the Commission by Arvin will be available free of charge from Arvin (at Arvin's website at www.arvin.com) or by contacting Ronald
R. Snyder, Arvin Industries, Inc., One Noblitt Plaza, Columbus, Ind. 47202; telephone (812) 379-3982.

      INVESTORS AND SECURITYHOLDERS SHOULD READ THE JOINT PROXY
STATEMENT/PROSPECTUS CAREFULLY BEFORE MAKING A DECISION CONCERNING THE MERGER.

      Meritor, Arvin and their respective officers and directors may be deemed to be participants in the solicitation of proxies from their shareholders with respect to the transactions contemplated by the agreement and plan of reorganization. Information concerning the participants in the solicitation will be set forth in the joint proxy statement/prospectus when it is filed with the Commission.

      Meritor and Arvin will host a conference call to discuss the proposed merger. The call will take place today, April 6, 2000 at 10:30 a.m. (eastern time). Investors and interested parties can listen to the call by dialing (800) 430-8615 (domestic) or (212) 271-4750 (international) five minutes prior to the call.

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The code is "Corporate Merger". It will also be available for playback for ten business days beginning at 1:00 p.m. today, by dialing (800) 633-8284 (domestic) or (858) 812-6440 (international) and giving reservation #14905961, your name and company.

      Investors and interested parties can download a PowerPoint presentation prior to the call, by visiting Meritor's website (www.meritorauto.com) and clicking on Investor Relations, or by visiting Arvin's website (www.arvin.com) and clicking on Investor Center.

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